Exhibit 10.3

________________________________________________________

LEASE

BETWEEN

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.

as Lessor

AND

PROGRESSIVE HEALTH OF HOUSTON, LLC

as Lessee

Dated as of January 22, 2024

TABLE OF CONTENTS

1.	Lease to Lessee.	1
1.1	Lease of Lease Premises	1
1.2	Rent	1
1.3	Net Lease	2
1.4	Prorations	2
1.5	Environmental Report	2
2.	Lease Term; Commencement of Lease Term.	3
2.1	Actions of Lessor at Lease Commencement	3
2.2	Actions of Lessee at Lease Commencement	4
3.	Representations and Warranties of Lessor	4
3.1	Existence and Capacity	4
3.2	Powers; Consents; Absence of Conflicts with Other Lease s, Etc.	5
3.3	Binding Lease	5
3.4	Lease Premises	5
3.5	Litigation or Proceedings	6
3.6	Environmental Laws	6
3.7	Condition of Buildings and Structures	7
3.8	No Additional Warranties	7
4.	Representations and Warranties of Lessee	7
4.1	Existence and Capacity	7
4.2	Powers; Consents; Absence of Conflicts With Other Leases, Etc.	7
4.3	Binding Lease	8
4.4	Available Capital	8
4.5	Litigation or Proceedings	8
4.6	Access and Information	8
4.7	Condition of Lease Premises.	8
5.	Covenants of Lessor Prior to Lease Commencement	9
5.1	Negative Covenant	9
5.2	Governmental Approvals	10
5.3	Surveys	10
6.	Covenants of Lessee	10

- i -

6.1	Alterations and Improvements	10
6.2	Insurance	10
6.3	Damage to Lease Premises	11
6.4	SNF Access	11
6.5	Lessor Right to Inspect	11
6.6	Other Information	12
6.7	Condition	12
6.8	Events of Default	12
7.	Conditions Precedent to Obligations of Lessee	13
7.1	Representations/Warranties	13
7.2	Actions/Proceedings	13
7.3	Lease Commencement Deliveries	13
8.	Conditions Precedent to Obligations of Lessor	13
8.1	Representations/Warranties	13
8.2	Actions/Proceedings	14
8.3	Lease Commencement Deliveries	14
8.4	Sale of Trace Regional Assets Concurrent Lease Commencement	14
9.	Additional Terms.	14
9.1	Termination Prior to Lease Commencement	14
9.2	Reproduction of Document	14
9.3	Cooperation on Tax Matters	15
10.	Indemnification.	15
10.1	Indemnification by Lessee	15
10.2	Indemnification by Lessor	15
10.3	Notice and Control of Litigation	15
10.4	Notice of Claim	16
10.5	Claims Period	16
10.6	Liability Limits	17
10.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	17
11.	Miscellaneous.	18
11.1	Schedules and Other Instruments	18
11.2	Consents, Approvals and Discretion	18

- ii -

11.3	Legal Fees and Costs	19
11.4	Choice of Law	19
11.5	Benefit/Assignment	19
11.6	No Brokerage	19
11.7	Cost of Transaction	20
11.8	Confidentiality	20
11.9	Public Announcements	20
11.10	Waiver of Breach	21
11.11	Notice	21
11.12	Severability	21
11.13	Gender and Number	22
11.14	Divisions and Headings	22
11.15	Survival	22
11.16	Definition of Certain Terms	22
11.17	Waiver of Jury Trial	23
11.18	No Inferences	23
11.19	No Third Party Beneficiaries	23
11.20	Entire Agreement	23
11.21	Risk of Loss	24
11.22	Radiology Lab	24
11.23	Lessor’s Representative and Lessee’s Representative	24
11.24	Damages	24
11.25	Limitation of Landlord Liens	24

- iii -

SCHEDULES

Description Schedules

Lease Premises 1.1

Consents 3.2(b)

Absence of Conflicts 3.2(c)

Permitted Encumbrances 3.4

Notice of Violation of Real Estate Law 3.4(a)

Easements and Other Limitations 3.4(c)

Accessibility Laws 3.4(d)

Environmental Laws 3.5

Condition of Buildings and Structures 3.7

SNF Parking 6.4

Radiology Lab 11.22

GLOSSARY OF DEFINED TERMS

Description Section

Accessibility Laws 3.4(d)

Actual Fraud 11.16

Affiliate 11.16

All Risk Insurance 6.2(a)

Business Day 11.16

Certificate of Acceptance 11.16

Clinic or Clinics Recitals

Crown 11.16

Deductible 10.6

Event of Default 6.8

Environmental Laws 3.6

Fixtures 11.16

Forward Looking Materials 6.6

Fundamental Representation 10.5

Indemnified Party 10.3

Indemnifying Party 10.3

Lease Preamble

Lease Commencement 2

Lease Commencement Date 2

Lease Commencement Documents 11.16

Lease Premises 1.1

Lease Term 2

Lessee Preamble

Lessee Indemnified Parties 10.2

Lessee’s Representative 11.22

Lessor Preamble

Lessor Indemnified Parties 10.1

- iv -

Lessor’s Agents 6.6

Lessor’s Representative 11.22

Lien 11.16

Loss or Losses 10.1

Hospital Recitals

Knowledge of Lessee 3

Knowledge of Lessor 4

MOB Recitals

Operative Documents 11.16

Permitted Encumbrances 3.4

Rent 1.2

Representatives 11.22

Responsible Officers 3

SNF 11.16

SNF Property 6.4

Surveys 6.3

Vacant Land Recitals

- v -

LEASE AGREEMENT

This Lease Agreement (“Lease”) is dated as of the 22nd day of January, 2024, and is entered into between Southern Health Corporation of Houston, Inc. a Georgia Corporation (“Lessor”), and Progressive Health of Houston, LLC, a Mississippi limited liability company (“Lessee”).

W I T N E S S E T H:

Whereas, Lessor owns certain real estate in Houston, Mississippi and other real estate in Okolona, Mississippi consisting of: (i) Trace Regional Hospital (the “Hospital”), (ii) a medical office building (“MOB”), (iii) three (3) medical clinics (collectively “Clinics” and singularly “Clinic”) and (iv) a parcel of vacant land (the “Vacant Land”). The real estate on which the Hospital, MOB, two (2) Clinics, and the Vacant Land are located is in Houston, Mississippi, and the real estate on which one additional Clinic is located is in Okolona, Mississippi. The foregoing real estate on which the Hospital, the MOBs, the Clinics and the Vacant Land are located, may be collectively referred to herein as the “Lease Premises” is defined in Section 1.1 hereof); and

Whereas, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Lease Premises on the terms and conditions set forth in this Lease;

Now, Therefore, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

1. Lease to Lessee.

1.1 Lease of Lease Premises. Subject to the terms and conditions of this Lease, Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor (subject always to Lessor’s guidance and control) the following real property consisting of: (i) the real estate and improvements on which the Hospital and the two Clinics each of which are located at 1002 East Madison Street, Houston, Mississippi 38851; (ii) the real estate and improvements on which the MOB is located at 105 Hillcrest Street, Houston Mississippi 38851; (iii) the real estate consisting of the Vacant Land at Hwy. 8 E, Houston, Mississippi and (iv) the real estate and improvements on which the Clinic at 518 West Drive, Okolona, Mississippi 38860 is located, in each case according to the current system of numbering and more particularly described on Schedule 1.1 attached to and made a part of this Lease (collectively, the “Lease Premises”). The Lease Premises shall include all improvements thereon including buildings, structures, Fixtures, easements, and rights appurtenant thereto.

1.2 Rent. In consideration for the lease of the Lease Premises by Lessor to Lessee, Lessee shall pay in advance to Lessor rent monthly in the amount of Twenty Thousand Dollars ($20,000) per month (“Rent”) with the first payment to be paid by Lessee on the Lease Commencement Date and monthly thereafter no later than the same day of the month as the Lease Commencement Date, except that, if such day is not a Business Day, Rent will be due on the immediately preceding Business Day. If the Lease Commencement Date occurred on the 29th, 30th or 31st of the month and in any given month during the Lease Term in which Rent payment is due there is no such corresponding date, Rent will be payable on the last Business Day of such month. If the Termination Date is a day other than the day immediately preceding the monthly anniversary of the Lease Commencement Date, Rent shall be pro-rated on a daily basis for the final rent period of the Lease Term based on actual days elapsed in the calendar month in which the Termination Date falls.

1.3 Net Lease. This Lease is a net lease with Lesse having responsibility for and the obligation (applicable to the longer of the Lease Term or the period of Lessee’s possession of the Lease Premises) to: (i) pay Rent, (ii) pay or reimburse Lessor for ad valorem taxes on the Lease Premises and all other taxes accruing applicable to or incurred on or in connection with operations thereon, (ii) to pay utilities used or billed for or in respect of the Lease Premises, (iii) provide insurance required hereby, (iv) maintain the buildings, structures and improvements on the Lease Premises in good and clean condition and workmanlike manner as necessary to preserve the same in at least as good a condition as existed at the time of Lessee taking possession hereunder and (v) perform its other obligations in accordance with this Lease and the other Operative Documents will be unconditional under any and all circumstances and regardless of other events, including the following: any claim, counterclaim, right of set off, defense or other right which Lessee may have against Lessor, any Affiliate of Lessor, or any other Person for any reason whatsoever, including without limitation any claim of Lessee for any interference with or other restriction on Lessee’s use, operation or possession of the Leased Premises (whether by Law or otherwise), or any defect in title, bankruptcy or similar proceeding or invalidity or unenforceability or other defect in this Lease.

1.4 Prorations. Except as otherwise provided herein, Lessor and Lessee shall prorate as of the Lease Commencement Date with respect to ad valorem taxes on the Lease Premises in each case based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Lease Commencement Date and in the Lease Term following the Lease Commencement Date, and all utilities servicing the Lease Premises, including water, sewer, telephone, electricity, and gas service based upon number of days occurring prior to the Lease Commencement Date and following the Lease Commencement Date during the billing period for each such charge. In the event that the Hospital is not billed or metered separately from the SNF for utilities servicing the Lease Premises, including water, sewer, telephone, electricity, and gas service, Lessor and Lessor shall prorate each such bill equitably between the Hospital and the SNF based on good faith estimates of their respective uses of such utilities. As to ad valorem taxes with respect to any portion of the Lease Premises that have not been assessed separately from the portion of the real property underlying the SNF, such taxes shall be prorated assuming forty (40%) is allocable to Lessor and the balance allocable to Lessee. Lessee shall within a reasonable time following such billing period or taxable period present Lessor with evidence of such proration, and Lessor shall pay its proration to Lessee within thirty (30) days of receipt.

1.5 Environmental Report. Lessor has provided Lessee with a Phase I Environmental Site Assessment dated May 1, 2008 and Lessee has satisfied itself with respect to its inspection and environmental assessment of the Lease Premises and upon Lease Commencement will unconditionally accepts the Lease Premises in its “as is,” “where is” condition for all purposes under this Lease.

2. Lease Term; Commencement of Lease Term. The term of this Lease (the “Lease Term”) shall be the period of six (6) consecutive months duration beginning on the Lease Commencement Date. Subject to satisfaction or waiver by the appropriate party of the conditions precedent specified in Section 7 hereof in the case of Lessee and Section 8 hereof in the case of Lessor, Lessor shall tender possession of the Lease Premises to Lessee under this Lease and Lessee shall accept possession of the Lease Premises and the Lease Term shall commence (the “Lease Commencement”) at 10:00 a.m. local time, at the offices of Smith, Gambrell & Russell, LLP, 1105 West Peachtree Street NE, Suite 1000, Atlanta, GA 30309 or such other location as may otherwise be agreed upon by the parties. The Lease Commencement shall occur on January 22, 2024, or on such other date as the parties may mutually agree in writing in writing (the “Lease Commencement Date”). Notwithstanding the foregoing, the Lease Term: (i) may be terminated by either party upon notice to the other party if the Lease Commencement has not occurred on or before January 31, 2024, except for the default or failure of the terminating party in performance of its material obligations hereunder or to proceed with reasonable diligence to effect the Lease Commencement; (ii) by Lessor by notice to Lessee at any time when an Event of Default shall have occurred and be continuing; and (iii) will terminate automatically upon the purchase of the Leased Premises by Lessee or one of its Affiliates. Time is of the essence in this Lease.

2.1 Actions of Lessor at Lease Commencement. At the Lease Commencement Date and, unless otherwise waived in writing by Lessee, Lessor shall deliver to Lessee the following:

(a) Copies of resolutions duly adopted by the Board of Directors of Lessor, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Lease and the documents described herein, certified as true and in full force as of the Lease Commencement, by an appropriate officer of Lessor;

(b) Certificates of the President or a Vice President of Lessor, certifying that to the best of such officer’s knowledge and belief each the representations and warranties of Lessor are true and correct in all material respects on the Lease Commencement Date, as if made on and as of the Lease Commencement (except to the extent made as of an earlier date, in which case true and correct as of such earlier date) ;

(c) Certificates of incumbency for the officers of Lessor executing this Lease or making certifications for the Lease Commencement dated as of the Lease Commencement Date;

(d) Such other instruments and documents as Lessee shall reasonably request which are necessary to effect the transactions contemplated hereby; and

(e) Lessor shall tender possession of the Lease Premises to Lessee after (i) receipt of Lessee’s Certificate of Acceptance and of the first monthly payment of Rent due on the Lease Commencement Date and (ii) being satisfied that the concurrent closing of the sale to Lessee of the non-real property assets of Trace on and associated with Lessor’s operations on the Lease Premises under that certain Asset Purchase Agreement between Lessor and Lessee has occurred.

2.2 Actions of Lessee at Lease Commencement. At the Lease Commencement and unless otherwise waived in writing by Lessor, Lessee shall deliver to Lessor the following:

(a) The Lessee’s Certificate of Acceptance and the first payment of Rent due on the Lease Commencement Date;

(b) Copies of resolutions duly adopted by Lessee’s managing body or authority, authorizing and approving Lessee’s entering into this Lease and of performance by Lessee of the obligations contemplated hereby and of the execution and delivery of this Lease and the documents described herein, certified as true and in full force as of the Lease Commencement Date, by the appropriate officers of Lessee;

(c) Certificates of the chief executive officer or other duly authorized officer of Lessee, certifying that to such officer’s best knowledge and belief each covenant and Lease of Lessee to be performed prior to or as of the Lease Commencement pursuant to this Lease has been performed and the representations and warranties of Lessee are true and correct on the Lease Commencement Date, as if made on and as of such date (except to the extent made as of an earlier date, in which case true and correct as of such earlier date); and

(d) Such other instruments and documents as Lessor may reasonably deem necessary to effect the transactions contemplated hereby.

3. Representations and Warranties of Lessor. The Schedules to this Lease set forth items of disclosure with specific reference to the particular Section or subsection of this Lease to which schedule relates: it being understood that matters disclosed with respect to one section to this Lease shall be deemed to be disclosed with respect to any other section to this Lease where it is reasonably apparent that the matters so disclosed are also applicable to another Section of this Lease or to this Lease. For the purposes of this Lease, “Knowledge of Lessor” or “Lessor’s Knowledge” means the actual knowledge (exclusive of imputed knowledge) of one or more of the following: Sheila Brockman and Robert M. Thornton, Jr., (collectively, the “Responsible Officers”) as such knowledge may exist as of the date hereof and as of the Lease Commencement Date. As of the date hereof, and, when read in light of the Schedules to this Lease as and to the extent updated in accordance with the provisions of Section 11.1 hereof, as of the Lease Commencement Date, Lessor represents and warrants to Lessee the following:

3.1 Existence and Capacity. Lessor is a corporation duly organized and validly existing and in good standing under the laws of the State of Georgia. Lessor has the requisite corporate power and authority to enter into this Lease, to perform its obligations hereunder and to conduct its business substantially as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Lease s, Etc. The execution, delivery, and performance of this Lease by Lessor and of the Operative Documents, and the consummation of the transactions contemplated herein by Lessor:

(a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been, or will be by the Lease Commencement Date, duly authorized by all appropriate corporate action on the part of Lessor;

(b) except as may be provided in Section 6.2 below or as set forth on Schedule 3.2(b) to this Lease, do not require any approval or consent of, or filing by Lessor, with, any government entity bearing on the validity of this Lease which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 3.2(c) to this Lease, to Lessor’s Knowledge, will neither materially conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any debt instrument or other indenture, lease, instrument or agreement to which it is a party or by which it is bound;

(d) will not to Lessor’s Knowledge violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any government entity.

3.3 Binding Lease. This Lease and the Operative Documents to which Lessor will become a party pursuant hereto are and/or will constitute the valid and legally binding obligations of Lessor and are and will be enforceable against Lessor in accordance with the respective terms hereof or thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.4 Lease Premises. As of the Lease Commencement Date, to Lessor’s Knowledge, it will own good and marketable fee simple title to the Lease Premises, free and clear of any material liens or encumbrances (exclusive however of any easements or other matters of record in the real estate records of Chickasaw County, Mississippi, liens for taxes not yet due or payable, minor encroachments, matters which would be revealed by a current survey, third-party mineral rights as to a portion of the Lease Premises and other restrictions or matters more particularly described in Schedule 3.4 to this Lease (the “Permitted Encumbrances”). With respect to the Lease Premises:

(a) Except as described on Schedule 3.4(a) to this Lease, the Lease Premises do not, to the Knowledge of Lessor, violate in any material respect any applicable ordinance or other law, order, regulation, or material requirement except any such violation which would not materially adversely affect the use thereof as currently being used by Lessor and Lessor has not received notice of any condemnation or the like relating to any part of the Lease Premises or the operation thereof;

(b) In the past three (3) years Lessor has not received notice that: (i) the Lease Premises and its operation violate any applicable zoning ordinances, nor, to Lessor’s Knowledge, will Lessee’s operation of the Lease Premises as presently operated by Lessor result in a material violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing (except that the proposed division between the Lease Premises and the real estate of the SNF will likely require a waiver of the setback requirements of Houston, Mississippi), or (ii) received any written notice that the buildings and improvements constituting part of the Lease Premises are noncompliant in any material respect with applicable building codes;

(c) Except as described on Schedule 3.4(c) to this Lease, to Lessor’s Knowledge, the Lease Premises are subject to no easements, restrictions, ordinances, or such other limitations on title so as would make such property unusable for its current use by Lessor as currently used and operated; and

(d) Except as described on Schedule 3.4(d) to this Lease and subject to any applicable “grandfathered” or other pre-existing rights and conditions under the Accessibility Laws (as hereafter defined), the Lease Premises are, to Lessor’s Knowledge, in substantial compliance with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable state statute relative to accessibility (these laws are referred to, collectively, as the “Accessibility Laws”), and there is no pending, or, to Lessor’s Knowledge threatened, litigation, administrative action or complaint (whether from a government entity or from any other person, group or entity) relating to compliance of any of the Lease Premises with the Accessibility Laws.

3.5 Litigation or Proceedings. There is no litigation pending, or to Lessor’s Knowledge, threatened, with respect to the Lease Premises. There are to the Knowledge of Lessor no investigations or actions, suits or proceedings pending against Lessor, or the Lease Premises, or, threatened against Lessor with respect to the Lease Premises, at law or in equity before or by any court or government entity wherever located.

3.6 Environmental Laws. As of the Lease Commencement, except as set forth on Schedule 3.6 to this Lease, to the Knowledge of Lessor: (i) the Lease Premises are in substantial compliance with applicable federal, state or local, laws or orders pertaining to protection of the environment (collectively, “Environmental Laws”), and (ii) no notice alleging or asserting either a violation of any Environmental Law or a legal obligation to investigate, assess, remove, or remediate the Lease Premises, under or pursuant to applicable Environmental Law has been received by Lessor. Certain of the buildings on the Lease Premises given their age contain asbestos material as was customary when constructed. Lessor has undertaken in the past to remediate by covering asbestos where friable and to Lessor’s knowledge this has been effectively done where deemed necessary. To the Knowledge of Lessor: (A) any known underground storage tanks located on the Lease Premises are identified in Schedule 3.6 to this Lease ; (B) there are no collection dumps, pits, and disposal facilities or surface impoundments located on the Lease Premises for the containment of Hazardous Substances except as may be identified in Schedule 3.6 to this

Lease; and (C) any existing underground storage tanks are being maintained in substantial compliance with applicable Environmental Laws.

3.7 Condition of Buildings and Structures. Except as may be referenced on Schedule 3.7 to this Lease, the buildings and structures on the Lease Premises are considered by Lessor generally to be in acceptable condition for operations as currently conducted, ordinary wear and tear and obsolescence excepted. Except as expressly set forth in this Lease, or the instruments of transfer, to Lessor’s Knowledge, Schedule 3.4(a) to this Lease lists any known material noncompliance with applicable building and safety codes in the buildings, structures, facilities and major equipment.

3.8 No Additional Warranties. LESSEE ACKNOWLEGES THAT THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY LESSOR. LESSEE ALSO ACKNOWLEDGES THAT, PRIOR TO EXECUTION OF THIS LEASE, IT WILL OR HAS CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT ITS OWN INSPECTION AND INVESTIGATION OF THE LEASE PREMISES AND EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF LESSOR SET FORTH IN THIS LEASE, IS LEASING THE LEASE PREMISES “AS IS, WHERE IS” WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY LESSOR OR ANY AGENT OR REPRESENTATIVE OF LESSOR.

4. Representations and Warranties of Lessee. For the purposes of this Lease, “Knowledge of Lessee” or “Lessee’s Knowledge” means the actual knowledge (exclusive of imputed knowledge) of Quentin Whitwell. As of the date hereof, Lessee represents and warrants to Lessor the following:

4.1 Existence and Capacity. Lessee is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Mississippi. Lessee has the requisite limited liability company power and authority to enter into this Lease, to perform its obligations hereunder and to conduct its business substantially as now being conducted and proposed to be conducted on the Lease Premises.

4.2 Powers; Consents; Absence of Conflicts With Other Leases, Etc.

The execution, delivery, and performance of this Lease by Lessee and all Operative Documents and other agreements referenced herein, or ancillary hereto, to which Lessee is a party, and the consummation of the transactions contemplated herein by Lessee:

(a) are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action;

(b) do not require any approval or consent of, or filing with, any government entity bearing on the validity of this Lease which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, debt instrument or understanding to which it is a party or by which it is bound; and

(d) will not violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any government entity.

4.3 Binding Lease . This Lease and each of the Operative Documents and certificates provided by Lessee or its officers are and will constitute the valid and legally binding obligations of Lessee and are and will be enforceable against Lessee in accordance with the respective terms hereof and thereof except as such enforcement may be limited by laws affecting enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4 Available Capital Lessee will on the Lease Commencement Date have immediately available funds in cash, which are sufficient to pay each installment of Rent due or to become due and otherwise to consummate the transactions contemplated in this Lease.

4.5 Litigation or Proceedings. There is no proceeding pending or, to the Knowledge of Lessee, threatened against Lessee (or any affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Lease or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Lease.

4.6 Access and Information. Lessee and its representatives have had access to and the opportunity to visit and inspect the Lease Premises and Lessor’s books and records and interview the officers of Lessor for purposes of conducting a due diligence investigation with respect thereto. Lessee has completed to its satisfaction its independent investigation of the Lease Premises. In making its determination to proceed with the transactions contemplated by this Lease, Lessee has relied solely on the results of such independent investigation and will accept possession of the Lease Premises in “as is, where is" condition upon the Lease Commencement Date.

4.7 Condition of Lease Premises.

(a) Notwithstanding anything contained in this Lease to the contrary, Lessee acknowledges and agrees that neither Lessor nor the officers, directors, employees or agents of Lessor or any Lessor Affiliate or officer or director thereof is making any representations or warranties whatsoever, express or implied, and Lessee is relying exclusively on those expressly given by Lessor in Section 3 as construed in connection with the Schedules. Lessee further acknowledges and agrees that none of the officers, directors, employees, or agents of Lessor or any other Lessor Affiliate or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Lessor, the Lease Premises or the transactions contemplated hereby, beyond those provided in Section 3 hereof as construed with the

Schedules, and none of the officers, directors, employees or agents of Lessor or any Affiliate of Lessor or other Person will have or be subject to any liability to Lessee or any other Person resulting from the furnishing to Lessee or its representatives or Lessee’s use of, any such information, in expectation or furtherance of the transactions contemplated by this Lease.

(b) Lessee specifically disclaims that it is relying upon or has relied upon any other representation or warranty that may have been made by any Person and acknowledges and agrees that Lessor has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

(c) Lessee acknowledges that the representations and warranties contained herein are for risk allocation purposes and that no officer, agent, representative or employee of Lessor or of any Affiliate has, or has been given, the express or implied authority to make or negotiate any representations, warranties or Leases not specifically set forth in this Lease.

(d) Lessee acknowledges that Lessor has made access on a confidential basis available to the authorized representatives of Lessee for inspection of the Lease Premises and to the books and records of Lessor relating to the Lease Premises, in each case, counsel and representatives of Lessor who have knowledge of Lessor, or its operations or business, and Lease Premises; Lessee’s right of access and inspection was granted subject to being exercised by Lessee in a strictly confidentially manner and Lessee accepted such condition and so conformed its investigation.

5. Covenants of Lessor Prior to Lease Commencement. Between the date of this Lease and the Lease Commencement (or earlier termination of this Lease), Lessor will endeavor, using commercially reasonable efforts, to:

(a) carry on its business on the Lease Premises in substantially the same manner as presently conducted, and not voluntarily make any material change outside the ordinary course of business to the Lease Premises except any such change judged by Lessor to (x) be legally required or (y) not, in its good faith judgment, reasonably expected to result in any materially adverse effect on the condition of the Lease Premises; and

(b) maintain the Lease Premises in operating condition, ordinary wear and tear excepted;

5.1 Negative Covenant. Lessor will not, without the prior written consent of Lessee, no such consent to be unreasonably withheld, delayed or conditioned, intentionally create or assume, or voluntarily permit to exist any material Lien upon the Lease Premises that would reasonably be expected to have a materially adverse effect on the ability to conduct business as currently conducted on the Lease Premises if the same cannot be removed or eliminated prior to the Lease Commencement Date.

5.2 Governmental Approvals. Lessor shall cooperate with the reasonable written requests of Lessee in connection with Lessee obtaining prior to the Lease Commencement Date any government entity approvals, licenses and permits (or exemptions therefrom) obtainable which are necessary or required to permit Lessee to enter into this Lease and accept possession of the Lease Premises.

5.3 Surveys. Lessee acknowledges that (i) Lessor has delivered copies of all existing surveys in Lessor’s possession, of the Lease Premises to Lessee and (ii) a drawing traced on a plat showing the division of the Leased Premises from the SNF Real Property (which has not yet been surveyed) such drawing being acceptable to Lessee for all purposes of this Lease. Lessee agrees to obtain at Lessee’s expense current boundary surveys of the Lease Premises (collectively, the “Surveys”) consistent with aforesaid drawing.

6. Covenants of Lessee

6.1 Alterations and Improvements. Lessee agrees not to make any addition or alteration to the Lease Premises without the prior written consent of Lessor, any such consent not to be unreasonably delayed or refused. All additions, alterations, and improvements shall be the property of Lessor (with the exception of Fixtures belonging to Lessee which are removable without damage to the Lease Premises and items of Lessee’s moveable personal property), and Lessee shall not be entitled to any compensation therefor, nor shall Lessee remove them from the Lease Premises without written consent of Lessor. If Lessee makes any addition, alteration or improvement to the Lease Premises without the written consent of Lessor, Lessor may, at its option, require Lessee to restore the Lease Premises to their former condition at Lessee’s sole expense or pay over to Lessor the amount reasonably determined by Lessor of such removal and restoration. If Lessee fails to make such restoration within fifteen (15) days after written notice from Lessor to do so, Lessee shall, at Lessor’s option either (i) pay over to Lessee the foregoing amount so estimated or (ii) Lessor may remove such alteration or improvement and restore the Lease Premises and Lessee shall be responsible for the total cost thereof.

6.2 Insurance . At all times during the Lease Term, Lessee shall obtain and maintain:

(a) all risk property insurance insuring against risks of loss to the buildings, structures and other improvements on the Lease Premises in form and substance customarily covered by “All Risk” Form” policies available in the insurance market (“All Risk Insurance”). Such all risk insurance policy shall contain a coinsurance waiver and replacement cost value endorsement without reduction for depreciation. The policy for such insurance shall (x) contain a loss payable clause naming Lessor as loss payee, (y) cover loss to the Lease Premises in an amount not less than Five Hundred Thousand Dollars ($500,000) and (z) be in form and substance satisfactory Lessor; and

(b) professional and general liability insurance coverage from insurers to insure against the professional and general liabilities of and from all operations on the Lease Premises with respect to acts or events occurring during the Lease Term and at coverage levels at least comparable to Lessor’s current policies or at other levels approved by Lessor in writing in advance. Such policies shall specifically name Lessor and its Affiliates as additional named insureds.

6.3 Damage to Lease Premises. During the Lease Term and at any other time Lessee may have possession of the Lease Premises, Lessee agrees that as between Lessor and Lessee: (i) Lessor shall not be liable for any damages or injury to the Lease Premises, Lessee, its employees, medical staff, patients, visitors, invitees, vendors or any other person or to any property, occurring on the Lease Premises or any part thereof or emanating or arising therefrom in any way; and (ii) to the fullest extent permitted by the law, Lessee agrees to (x) hold Lessor harmless from any claims for any such damages or injury, no matter how caused or occurring and (y) be fully responsible for any damages to, and for repair or replacement of any building, structure or other improvement on the Leased Premises. All insurance proceeds received by Lessor as loss payee under the all risk insurance policy required by Section 6.2(a) shall be held and applied by Lessor to fund repairs or replacement of damage to the buildings, structures or other improvements or applied to another purpose under the Lease mutually agreeable to the parties provided no Event of Default shall have occurred and be continuing, in which case such proceeds may be applied as Lessor may direct to repairs, Rent or in satisfaction of Lessor’s claims for damages.

6.4 SNF Access. Anything in this Lease to the contrary notwithstanding, Lessee agrees that Lessor (and any subsequent owner, lessee, assignee, or licensee of the real property on which the SNF is currently located (the “SNF Property”)) shall retain full rights of access for such owners, lessees, assignees or licensees and their officers, employees, patients, vendors, visitors and invitees over the Leased premises to (i) the SNF Property from East Madison Street and from Mississippi Hwy 8(from both East and West entrances) permitting use by Lessor and any such person of the entryways and driveways on the Leased Premises, to parking on such SNF Property from East Madison Street and Mississippi Hwy 8 and (ii) exclusive use by the SNF and each of the aforesaid persons of the parking area currently being used jointly by the Hospital and SNF indicated by crosshatching on Schedule 6.4, together to the right of SNF parking overflow on Lessee’s parking spaces. Should Lessor elect, it may record an easement, fully assignable, in form and substance acceptable to Lessor, granting such access in perpetuity over such portions of the Leased Premises.

6.5 Lessor Right to Inspect. Lessee agrees that Lessor and its agents shall have the right at all reasonable times during the Lease Term to enter the Lease Premises to inspect the same so long as such inspection does not unreasonably interfere with Lessee’s operations of the Lease Premises. Lessor may at any time cause to be removed alterations or additions not in conformity with the provisions of this Lease. Lessee shall promptly make any repairs or replacements to the Lease Premises required to restore the Lease Premises at least to its condition on the Lease Commencement Date and in all other respects as required by the terms of this Lease.

6.6 Other Information. Lessee agrees that neither Lessor nor any directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents (“Lessor’s Agents”) will have or be subject to any liability to Lessee or any other Person resulting from the provision to Lessee, or Lessee’s use of, any information, document, or material made available to Lessee by Lessor in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Lease, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Lessee’s inspection and investigation of the Lease Premises, Lessee may have received from or on behalf of Lessor of a budget with respect to the Lease Premises and other estimates, plans or projections (collectively, “Forward Looking Materials”). Lessee acknowledges that there are material uncertainties inherent in attempting to develop such a budget related to such Forward Looking Materials, Lessee is familiar with such uncertainties, that Lessor is not guaranteeing, and Lessee is taking full responsibility for making its own evaluation of, the adequacy, feasibility and accuracy of any such budget or Forward Looking Materials.

6.7 Condition. Lessee acknowledges that based on its inspection immediately to prior to the Lease Commencement Date of the buildings, structures and improvements within the Lease Premises, the Lease Premises, including the grounds, buildings, structures and all improvements, and that they are, and at the time of Lease Commencement will be in good order, repair, and in safe, clean and operable condition (unless Lessee shall state in detail to the contrary in the Certificate of Acceptance. At the expiration or sooner termination of this Lease, Lessee shall at once peacefully surrender the Lease Premises in as good a state and condition as they were in at the commencement of this Lease, reasonable wear excepted. Upon vacating the Lease Premises, Lessee will leave the same in clean and rentable condition.

6.8 Events of Default. Lessee agrees that each of the following shall constitute an event of default by Lessee under this Lease (“Event of Default”):

(a) If Lessee: (i) fails to make any payment of Rent on the date due or no later than (3) days thereafter, (ii) becomes insolvent or files for bankruptcy (or has a petition in involuntary bankruptcy filed against it) or seeks protection from its creditors under any state insolvency law or invokes any other law similar to the foregoing, (iii) shall be in receivership or dissolution, (iv) makes an assignment for the benefit of its creditors, (vi) declares a moratorium on payment of creditors or otherwise admits its inability to pay its debts as they mature, (v) abandons the Lease Premises during the Lease Term or fails to vacate and surrender the Lease Premises on or before expiration or termination of the Lease Term, (vi) fails to maintain in full force and effect insurance coverage as required by this Lease; or (vii) otherwise breaches or fails to perform any other obligation under this Lease which is not promptly cured or in any event within ten (10) Business Days after becoming aware of such breach. If an Event of Default shall occur and be continuing, Lessee agrees that Lessor may by Notice to Lessee: (x) declare this Lease to be in default and terminate all Lessee’s rights to continued possession and occupancy of the Lease Premises; (y) re-enter the Lease Premises and take possession thereof without process of law, including changing the locks on the Lease Premises, or otherwise prohibiting re‑entry to the Lease Premises by Lessee; (z) otherwise exercise all rights and remedies available under law or in equity for or in respect of such Event of Default and, in the event Lessor shall retake possession of the Lease Premises, it may, but shall not be required to, remove property of Lessee and store same, or it may dispose of said property by public or private sale to the extent permitted by law. Notwithstanding any other provision of this Lease, Lessee agrees that whether possession is taken by Lessor and/or Lessee’s right to continued possession and occupancy of the Lease Premises is terminated by Lessor when an Event of Default shall have occurred and be continuing, the entire unpaid balance of Rent shall accelerate and immediately become due and payable, and Lessee agrees that it shall be responsible for all costs, including storage costs, court costs, expert witness fees and reasonable attorney’s fees incurred by Lessor, and Lessor shall be entitled to recourse against Lessee for all damages incurred by Lessor as a result of or in connection with Lessee’s default to the fullest extent provided by law, and all remedies shall be cumulative and non-exclusive.

7. Conditions Precedent to Obligations of Lessee. The obligations of Lessee to consummate the transactions described herein are subject the following conditions precedent unless (but only to the extent) waived in writing by Lessee at the Lease Commencement:

7.1 Representations/Warranties. The representations and warranties of Lessor contained in this Lease, when considered as a whole, shall be materially true and correct when considered as a whole and read in light of any Schedules to this Lease (as the same may be updated in accordance with the provisions of Section 11.1 hereof), as of the Lease Commencement Date as though such representations and warranties had been made on and as of the Lease Commencement Date, except for any such failure which would not be materially adverse to Lessee’s operations on the Lease Premises when considered as a whole. The covenants and conditions to this Lease, when considered as a whole, shall have been substantially complied with and performed except for the deliveries of Lessor to be tendered on the Lease Commencement Date as required by Section 2(e) of the Lease.

7.2 Actions/Proceedings. No action or proceeding before a court or any other government entity having competent jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

7.3 Lease Commencement Deliveries. Lessor shall have made the deliveries required to be made by it under Section 2.1 hereof.

8. Conditions Precedent to Obligations of Lessor. Notwithstanding anything herein to the contrary, the obligations of Lessor to consummate the transactions described herein are subject to the fulfillment, on or prior to the Lease Commencement Date, of the following conditions precedent unless (but only to the extent) waived in writing by Lessor at the Lease Commencement:

8.1 Representations/Warranties. The representations and warranties of Lessee contained in this Lease shall be true in all material respects and, as of the Lease Commencement Date as though such representations and warranties had been made on and as of such Lease Commencement Date. Each and all of the terms, covenants, and conditions of this Lease to be complied with or performed by Lessee on or before the Lease Commencement Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Lessor at Lease Commencement.

8.2 Actions/Proceedings. No action or proceeding before a court or any other government entity having jurisdiction shall have been instituted to restrain or prohibit the transactions herein contemplated.

8.3 Lease Commencement Deliveries. Lessee shall have made the deliveries required to be made by it under Section 2.2 hereof.

8.4 Sale of Trace Regional Assets Concurrent Lease Commencement. Substantially concurrent with the Lease Commencement, Lessee shall have accepted possession of the Lease Premises hereunder in as is, where is, condition and the sale of the Trace Regional personal property assets under and pursuant to that certain Asset Purchase Agreement between Lessee in its capacity as “Buyer” and Lessor in its capacity as “Seller” of even date herewith shall occur or have occurred.

9. Additional Terms.

9.1 Termination Prior to Lease Commencement. Notwithstanding anything herein to the contrary, this Lease may be terminated at any time upon the occurrence of any one of the following: (i) on or prior to the Lease Commencement Date by mutual consent of Lessor and Lessee; (ii) on the Lease Commencement Date by Lessee, if satisfaction of any condition to Lessee’s obligations under Section 7 of this Lease have not been satisfied (unless the failure results from Lessee’s breaching any material representation or covenant herein) and such condition shall not have been cured in material respects by Lessor or waived by Lessee; (iii) on the Lease Commencement Date by Lessor, if satisfaction of any conditions to Lessor’s obligations under Section 8 of this Lease have not been satisfied (unless the failure results directly and primarily from Lessor’s materially breaching its representations or covenants herein considered as a whole) and such breach shall not have been cured in material respects by Lessor or waived by Lessee; (iv) by Lessee or Lessor if the Lease Commencement Date shall not have taken place by January 31, 2024 unless extended by mutual agreement of Lessee and Lessor, provided that the right to terminate pursuant to this subsection (iv) shall not be available to any party whose failure to fulfill any obligation under this Lease has been the cause of, or resulted in, the failure of the Lease Commencement to occur by such date; or (v) by Lessee pursuant to Section 10.1 hereof.

9.2 Reproduction of Document. This Lease and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Lease Commencement, and (c) financial information, certificates and other information previously or hereafter furnished to Lessor or to Lessee, may, subject to the provisions of Section 11.9 hereof, be reproduced by Lessor and by Lessee by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Lessor and Lessee may destroy any original documents so reproduced. Lessor and Lessee agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Lessor or Lessee in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.3 Cooperation on Tax Matters. Following the Lease Commencement, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested in writing and at the expense of the requesting party, and to any taxing authority, information, records or documents relating to tax liabilities or potential tax liabilities of Lessor for periods on or prior to the Lease Commencement and any information which is relevant to determining any amount payable under this Lease, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Lessee at Lease Commencement) at least until the expiration of any applicable statute of limitations or extensions thereof.

10. Indemnification.

10.1 Indemnification by Lessee. Lessee shall defend, indemnify and hold harmless Lessor and its Affiliates, and its and their respective officers and employees (collectively, “Lessor Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (individually, a “Loss” and collectively, the “Losses”) that such Lessor Indemnified Party incurs based on, arising out of, or resulting from of (i) any misrepresentation or breach of warranty by Lessee under this Lease, (ii) any breach by Lessee of, or any failure by Lessee to perform, any covenant or obligation of, or required to be performed by, Lessee under this Lease, unless waived by Lessor, (iii) any claim made by a third party against Lessor or any Lessor Indemnified Party with respect to any act or event occurring at or in connection with the Lease Premises or the operation thereof on or following Lease Commencement, or (iv) any material violation of applicable law occurring on or in connection with any activity on the Lease Premises.

10.2 Indemnification by Lessor. Lessor shall defend, indemnify and hold harmless Lessee and its Affiliates, and its and their respective officers and employees (collectively, “Lessee Indemnified Parties”), from and against any and all Losses that such Lessee Indemnified Party incurs as a direct result of (i) any misrepresentation or breach of warranty by Lessor under this Lease, OR (ii) any breach by Lessor of, or any failure by Lessor to materially perform, any covenant or agreement of, or required to be performed by, Lessor under this Lease, unless waived by Lessee.

10.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 10 (the “Indemnified Party”) which would give rise to a claim under this Section 10, the Indemnified Party shall notify the person required to give the indemnity (the “Indemnifying Party”) in writing of the same within five (5) Business Days of receipt of oral or written notice of such assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within five (5) Business Days after notice of such claim, fails to assume the defence of such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 10.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in (but not control) the defence, compromise, and settlement of such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and Lease s shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

10.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 10, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty‑five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 10. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

10.5 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows: (i) with respect to Lessee’s Losses arising under Section 10.2, the Claims Period shall continue until the second (2nd) anniversary of the Lease Commencement Date and (ii) with respect to Lessor’s Losses, the Claims Period shall continue until the second (2nd) anniversary of the Lease Commencement Date, provided however, in case of each of the foregoing clauses (i) and (ii), that the Fundamental Representations shall survive the Lease Commencement indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. As used herein, the term “Fundamental Representations” shall mean the representations and warranties contained in Section 3.1 (Existence and Capacity); Section 3.2 (Powers; Consents; Section 3.3 (Binding Lease); Section 4.1 (Existence and Capacity); Section 4.2 (Powers; Consents, Etc.); and Section 4.3 (Binding Lease).

10.6 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Lessee Indemnified Parties shall not make a claim against Lessor for indemnification under this Agreement for Lessee Losses unless and until the aggregate amount of such Lessee Losses exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”) in which event Lessee Indemnified Parties may claim indemnification for Lessee Losses in excess of the Deductible.

(b) Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Lessee for indemnification or for any other claim by Lessor under Section 10.1 of this Lease shall not exceed the aggregate of Fifty Thousand Dollars ($50,000), except in the case of the Fundamental Representations. Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Lessor and/or its Affiliates for indemnification or for any other claim by Lessee against Lessor under Section 10.2 of this Lease shall not exceed the aggregate of Fifty Thousand Dollars ($50,000). The limitations contained in this Section 10.6 shall not apply to any indemnification claims arising under Section 10.1(i) or Section 10.2(i) as a result of any Actual Fraud of Lessee or Lessor, respectively.

10.7 Effect of Taxes, Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 10, shall be reduced (a) to take account of any net tax benefit realized arising from the incurrence or payment of any such Loss, (b) by the insurance proceeds received or receivable with respect to any such Loss, and (c) by any other amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss. If any Indemnified Party shall have received any indemnification payment pursuant to this Section 10 with respect to any Loss, such Indemnified Party shall file in good faith claims with any insurers to recover reimbursement for any such Losses under any applicable insurance policy and shall pursue such recovery in good faith. If any Indemnified Party shall have received any payment pursuant to this Section 10 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Section 10 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery) or (ii) effectively assign such claim to the Indemnifying Party which will permit the Indemnifying Party to pursue such claim.

11. Miscellaneous.

11.1 Schedules and Other Instruments. Each Schedule to this Lease and Exhibit to this Lease shall be considered a part hereof as if set forth herein in full. From the date hereof until the Lease Commencement Date, Lessor may update the Schedules to this Lease and or Lessee may update any Lessee Schedule, subject to the other party’s approval rights described below. Any other provision herein to the contrary notwithstanding, the Schedules to this Lease and all other Schedules or, Exhibits, or related document provided for in this Lease and not delivered at the time of execution of this Lease or which are incomplete at the time of execution of this Lease shall be delivered or completed within ten (10) days after the date hereof or prior to the Lease Commencement, whichever is sooner. It shall be deemed a condition precedent to the obligations of the parties hereto that any material updating to Schedules, Exhibits or related Document shall meet with the good faith approval of the non-updating party, no such approval to be unreasonably withheld, delayed or conditioned. Each of the parties hereto, acting reasonably and in good faith, shall have three (3) Business Days following the date of receipt of each updating, amendment or change to any such Schedule, Exhibit or related Document within which to approve or disapprove such updating, amendment or change. If within such three (3) Business Day period either party gives written notice to the other of disapproval of any such updating, amendment or change that would have a material and adverse impact (giving the specific reasons therefor) on:

(i) the Lease Premises, or the ability of Lessee to perform its obligations under this Lease, in the case of an updating, amendment or change proposed by Lessor, or

(ii) Lessor or the ability of Lessor to perform its obligations under this Lease, in the case of an updating, amendment or change proposed by Lessee,

the other party shall have three (3) Business Days within which to modify or correct or to withdraw the updating, amendment or change disapproved. If the party to whom notice of disapproval is delivered is either unwilling or unable to modify or correct or to withdraw the disapproved updating, amendment or change and thereby remove the reasons for the material and adverse impact specified for disapproval, then the disapproving party shall have three (3) Business Days within which to terminate this Lease by giving written notice of such termination to the other party in which event this Lease shall be terminated. Absent any such termination, the proposed updating, amendment or change shall be deemed accepted.

11.2 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Lease requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, delayed or conditioned and such discretion shall be reasonably exercised.

11.3 Legal Fees and Costs. In the event a party elects to incur legal and other expenses to enforce or interpret any provision of this Lease by judicial proceedings, the substantially prevailing party will be entitled to recover such expenses, including, without limitation, reasonable attorneys’ fees and costs, expert and accountant fees and costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

11.4 Choice of Law. This Lease shall be construed in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. By execution of this Lease, the parties acknowledge, agree and irrevocably consent that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in this Lease (or any agreement entered into in connection with the transactions contemplated by this lease)formed pursuant to the terms hereof) shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in a court in the State of Georgia, and, accordingly, Lessee and Lessor hereby freely and voluntarily consent to, and irrevocably waive any objection to, the jurisdiction and venue of the Superior Court of Cobb County, Georgia, as the proper forum for the resolution of any such dispute or claim with proper jurisdiction and Lessee and Lessor hereby freely and voluntarily consent, and irrevocably waive any objection to, to the jurisdiction and venue of the U.S. District Court for the Northern District of Georgia as proper forum for resolution of any dispute or claim between the parties that may not be brought properly in Superior Court of Cobb County, Georgia, and irrevocably waive any claim in any litigation brought in any either such court that the same has been brought in an inconvenient forum.

11.5 Benefit/Assignment. Subject to provisions herein to the contrary, this Lease shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. Lessee may not assign any interest in this Lease without the prior written consent of Lessor. Lessor may, without the prior consent of Lessee, assign its rights and delegate its duties hereunder to any Affiliate or other third party, but no such assignment or delegation shall relieve Lessor of any of its obligations hereunder except to the extent fully performed by such assignee or delegate.

11.6 No Brokerage. Lessee and Lessor each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein (although Lessor has engaged Centric Management Services, LLC with respect to certain matters in connection with the sale or disposition of Trace Regional). Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

11.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as set forth herein, the parties agree that, except as set forth in Sections 10.1, 10.2, and 10.4: (i) Lessor shall pay the fees, expenses, and disbursements of Lessor and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto and (ii) Lessee shall pay the fees, expenses, and disbursements of Lessee and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto, including without limitation and the cost of survey, insurance and recording fees.

11.8 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Lessee by Lessor and its agents and the information, documents, and instruments delivered to Lessor by Lessee and its agents are of a confidential and proprietary nature. Prior to Lease Commencement Lessee will maintain the confidentiality of all information, documents, or instruments delivered to it by Lessor or its agents in connection with the negotiation of this Lease or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, accountants, lenders, and financing associates of each party) and any applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Lessee agrees that if the transaction contemplated hereby is not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its control to Lessor and delete any electronic copies thereof from its files. Each of the parties hereto recognizes that any breach of this Section 11.8 would result in immediate and irreparable harm to Lessor and its Affiliates and that therefore either Lessor shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to pursuing its other legal and equitable remedies. Nothing in this Section 11.8, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Lessor’s counsel or Lessee’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

11.9 Public Announcements. Lessor and Lessee mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Lessor’s and Lessee’s Representatives, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or which are required of SunLink in connection with securities laws. Further, the initial press release regarding the transaction herein contemplated shall be by joint announcement of Lessor and Lessee. Thereafter, either party may freely discuss information with third parties with respect to the transactions contemplated by this Lease which has been publicly disclosed pursuant to the foregoing.

11.10 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Lease shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

11.11 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, when received by email (confirmed by telephone), or five (5) days after being deposited in certified or registered United States mail, with postage prepaid thereon, return receipt requested, addressed as follows:

Lessor: Southern Health Corporation of
Houston, Inc.
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, GA 30339
Attn.: Robert M. Thornton, Jr.
Telephone: 770-933-7002
Email: robert.thornton@sunlinkhealth.com

With a copy to: Smith, Gambrell & Russell, LLP
1105 West Peachtree Street, N.E.
Suite 1000
Atlanta, Georgia 30309
Attn.: Howard E. Turner
Telephone: 404-815-3594
Email: hturner@sgrlaw.com

Lessee: Progressive Health of Houston, LLC

365 North Lamar, Suite N

Oxford, Mississippi 38655

Email: qw@northmshealth.com

With a copy to: Bell Nunnally

2323 Ross Avenue, Suite 1900

Dallas, Texas 75201

Attn: Ty Johnson

Email: tjohnson@bellnunally.com

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

11.12 Severability. In the event any provision of this Lease is held to be invalid, illegal, or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Lease, which shall be and remain in full force and effect, enforceable in accordance with its terms.

11.13 Gender and Number. Whenever the context of this Lease requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

11.14 Divisions and Headings. The divisions of this Lease into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Lease.

11.15 Survival. Except as otherwise expressly provided herein, all of the representations, warranties, and post-Lease Commencement obligations made by the parties in this Lease or pursuant hereto in any certificate, instrument, or document shall survive for a period of twelve months from date of Lease Commencement. All claims hereunder by Lessee or Lessor post-Lease Commencement shall be subject to and limited by the provisions of Section 10.1 in the case of Lessee and Section 10.2 in the case of Lessor until the second (2nd) anniversary of the Lease Commencement Date.

11.16 Definition of Certain Terms: As used in this Lease the following:

“Actual Fraud” means Lessor or Lessee, as the case may be, willfully and knowingly committed actual (vs. imputed) fraud against the other party hereto regarding (i) the representations and warranties set forth in Section 3, in the case of Lessor or (ii) Section 4, in the case off the representations and warranties set forth in Section 4, in the case of Lessee.

“Affiliate” means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question, and the term “control means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract, or otherwise.

“Business Day” means any day, excluding a Saturday or Sunday and any other day commercial banks in the City of Atlanta are authorized or required by law to be closed.

“Certificate of Acceptance” means a certificate in substantially the form attached hereto as Exhibit A to be signed by a duly authorized officer of Lessee and delivered to Lessor on the Lease Commencement Date accepting possession of the Lease Premises.

“Crown” means Crown Healthcare Investments, LLC.

“Fixtures” means all items of real property constituting fixtures, including all components thereof, now and hereafter located in, and permanently affixed to or incorporated into the Leased Premises, including all furnaces, boilers, heaters, permanently installed electrical, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“Lease Commencement Documents” means those documents executed and delivered by Lessor at the Lease Commencement pursuant to Section 2 above.

“Lien” means any mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, encumbrance (other than Permitted encumbrances), or charge.

“Operative Documents” means this Lease, the Certificate of Acceptance and any other agreement in writing entered into by either party in connection herewith which is delivered by either party to the other at Lease Commencement.

“SNF” means Trace Extended Care & Rehabilitation, a skilled nursing facility and extended care and rehabilitation center located in Houston, Mississippi adjacent to the Lease Premises which is not included in the Lease Premises under this Lease.

11.17 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

11.18 No Inferences. Inasmuch as this Lease is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Lease has been drafted by or on behalf of such party.

11.19 No Third Party Beneficiaries. The terms and provisions of this Lease are intended solely for the benefit of Lessee and Lessor and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Lease shall not confer, third-party beneficiary rights upon any other person.

11.20 Entire Agreement. This Lease supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Lease, the parties rely solely upon the representations and agreements contained in this Lease and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Lease shall be recognized unless and until made in writing and signed by all parties hereto. This Lease may be executed in two or more counterparts, each of which shall be deemed an original and which all together shall constitute one and the same instrument.

11.21 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Lease Premises shall be borne by Lessor prior to the Lease Commencement and by Lessee thereafter.

11.22 Radiology Lab. Lessor also agrees concurrently with expiration of the Lease Term to enter into a simple lease with Lessee under which the existing radiology room as shown on Schedule 11.22 will be leased to Lessee for an additional six (6) month period commending immediately upon expiration of the Lease Term at a rental payable by Lessee of one dollar ($1) per month and on other terms mutually acceptable to Lessor and Lessee.

11.23 Lessor’s Representative and Lessee’s Representative. For purposes of this Lease “Lessor’s Representative” shall be Robert M. Thornton, Jr., (and any other person designated by him in writing to Lessee), and “Lessee’s Representative” shall be Quentin Whitwell (and any other person designated by him in writing to Lessor). Such persons shall be collectively referred to herein as “Representatives.” Each Representative may be replaced by a substitute Representative by Lessor or Lessee, as applicable, upon written notice to the other party.

11.24 Damages. Neither Party, together with their respective affiliates, directors, officers, employees, or agents shall have any liability of any type (including, but not limited to, contract, negligence and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to, the loss of opportunity or loss of revenue or profit in connection with or arising out of the transactions contemplated hereby, even if such damages may have been foreseeable.

11.25 Limitation of Landlord Liens. Notwithstanding any lien of Lessor (other than a judgement lien against Lessee or its assets), Lessor shall not have a lien on any asset of Lessee which would be superior to a lien from a lending institution or supplier, if such lending institution or supplier has a perfected security interest in the equipment, furniture, or other tangible personal property and which security interest has its origin in a transaction whereby Lessee acquired such equipment, furniture, or other tangible personal property.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Lease to be executed in multiple originals by their authorized officers, all as of the date first above written.

LESSOR:

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.

By:
Name:
Title:

LESSEE:

PROGRESSIVE HEALTH OF HOUSTON, LLC

By:

Name:
Title:

EXHIBIT A

ACCEPTANCE CERTIFICATE

Progressive Health of Houston, LLC ("Lessee"), a company organized under the laws of The State of Mississippi, does hereby represent, acknowledge, warrant and agree as follows:

1. Lessee has entered into that certain Lease Agreement dated January __, 2024, (hereinafter referred to as the "Lease") between Lessee and Southern Health Corporation of Houston, Inc.(“Lessor”) Words used herein with capital letters and not otherwise defined will have the meanings set forth in the Lease.

2. Lessee has this ____ day of January 2024 received from Lessor possession of the Lease Premises.

3. The Lease Premises has been tendered to the Lessee by the Lessor and irrevocably and unconditionally accepted on the date set forth above to Lessee's full satisfaction and pursuant to the terms and provisions of the Lease.

4. The Lease Premises have been fully examined by Lessee and have been received in a condition fully satisfactory to Lessee and in full conformity with the Lease in every respect without exception or reservation.

5. The Lease is in full force and effect, Lessor has fully, duly and timely performed all of its obligations of every kind or nature thereunder due for performance on the date hereof and Lessee has against Lessor no claims, offsets, deductions, set off or defenses to payment of Rent or performance of any kind or nature in connection with the Lease.

Dated on the date set forth above.

Progressive Health of Houston, LLC

By:___________________________________

Name:

Title: